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                                                                Exhibit 10.10(c)

June 25, 2004

Mr. Marc Particelli
President and CEO
Modem Media, Inc.
230 East Avenue
Norwalk, CT 06855

Re: Commission Deferral and Settlement of Year to Date Fees

Dear Marc:

     Reference is made to (a) that certain Amended and Restated Reseller Agreement by and between CentrPort, Inc. ("CentrPort") and Modem Media, Inc. ("Modem"), dated March 13, 2003 (the "Reseller Agreement") and (b) that certain letter agreement by and between CentrPort and Modem dated February 22, 2002 concerning CentrPort's relationship with General Motors Corp. through Mediaworks, Inc. and certain payments to be made to Modem in connection therewith (the "GM Letter").

     This letter confirms that Modem Media has agreed to defer all payments to be owed to Modem under the GM Letter for Revenue (as such term is defined in the GM Letter) recognized by CentrPort for the period of July 1, 2004 to and including December 31, 2004) in connection with or arising out of the Project (as such term is defined in the GM Letter). Such deferral shall take effect on July 1, 2004 and shall continue until the earlier to occur of (a) the date, after the date of this letter, on which CentrPort consummates the issuance of securities, debt or instruments convertible to securities by CentrPort in one or several transactions for an aggregate cash consideration of at least five million dollars ($5,000,000.00), (b) the closing of a sale, transfer or merger of CentrPort or substantially all of its assets, or (c) May 1, 2005, at which time, in either case, all such deferred payments accrued through such date shall be due and immediately payable in full. In addition and as a precondition to CentrPort's and Modem's agreement to the deferred payment arrangement set forth above, by June 30, 2004 by a mutual exchange of checks, (x) CentrPort shall pay to Modem all amounts owed to Modem pursuant to the GM Letter for Revenue recognized by CentrPort from January 1, 2004 through June 30, 2004 in connection with or arising our of the Project, and (y) Modem shall pay to CentrPort all amounts owed to CentrPort under the Reseller Agreement and related service level agreements or arrangements in connection with the Products (as such term is defined in the Reseller Agreement) provided by CentrPort to Delta Airlines and its affiliates from January 1, 2004 through June 30, 2004. In furtherance of the foregoing, CentrPort and Modem agree that they will exchange checks by June 30, 2004 in the amount of $271,135.55 from CentrPort to Modem and 328,986 from Modem to CentrPort.

     Except as amended hereby, all other terms of the GM Letter and the Reseller Agreement shall remain in full force and effect.

     If the foregoing properly sets forth your understanding, please so indicate your agreement by signing below, and returning a signed copy to CentrPort.

Sincerely,


/s/ Bill Zierolf
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Bill Zierolf
President and CEO


AGREED AND ACCEPTED:

MODEM MEDIA, INC.


By: /s/ Marc Particelli
    ------------------------------------
    Marc Particelli, President and CEO